Exhibit 99.1

FOR IMMEDIATE RELEASE – CORRECTED PRESS RELEASE

This press release corrects a prior version published earlier on June 24, 2021. The corrected press release reads:

Download logos & headshots here: https://bit.ly/3wXDwE8

BuzzFeed, the Leading, Culture-Defining Platform for Digital Content and Commerce, to Become a Publicly Listed Company through Merger with 890 5th Avenue Partners, Inc.

Proceeds from the Combination will include up to $288 Million in Trust and an Additional

$150 Million in Convertible Note Financing BuzzFeed also Announces Plans to Acquire Complex Networks

●	BuzzFeed will become publicly listed via a merger with 890 5th Avenue Partners, Inc. (Nasdaq: ENFA, ENFAU, ENFAW), a publicly-traded special purpose acquisition company, or SPAC, which holds approximately $288 million in cash in its trust account
●	890 5th Avenue Partners, Inc. has also secured $150 million in a convertible note financing led by Redwood Capital Management and including CrossingBridge Advisors, Cohanzick Management, and Silver Rock Financial
●	BuzzFeed’s implied valuation at deal-closing will be approximately $1.5 billion
●	As part of the transaction, BuzzFeed plans to acquire Complex Networks, a leading global youth network with unparalleled engagement among millennials and Gen Z
●	BuzzFeed will be the leader of the next generation of media with a strong portfolio of brands in key categories: Complex Networks, featuring a mix of streetwear/fashion, food, music, and sports content; BuzzFeed News + HuffPost News, Pulitzer Prize-winning news organizations; BuzzFeed, the leading digital media entertainment brand; Tasty Lifestyle Brands, the leading digital food brand and a number of other beloved brands that produce lifestyle and identity-focused content
●	The transaction is expected to close in Q4 2021

New York, NY -- June 24, 2021 -- BuzzFeed, the leading tech-powered media company for digital content and commerce for millennial and Gen Z audiences, announced today that it will merge with 890 5th Avenue Partners, Inc. (Nasdaq: ENFA, ENFAU, ENFAW) (“890”), a tech, media and telecom SPAC, to become a public company. 890 has approximately $288 million in trust. The transaction includes an additional $150 million in convertible note financing led by Redwood Capital Management. The parent company will be known as BuzzFeed, Inc. after the merger and listed on the public market under the ticker symbol “BZFD.”

BuzzFeed’s management team will remain in place, with Jonah Peretti, BuzzFeed’s Founder and CEO, and Felicia DellaFortuna, its CFO, continuing in their roles along with other executive team members. In addition, Adam Rothstein, Executive Chairman of 890, and Greg Coleman, an advisor to 890 and former BuzzFeed President, will join BuzzFeed’s Board of Directors. Two additional board members will also be announced in the coming months bringing additional expertise and representation to the combined company.

“BuzzFeed is now the undeniable leader for the next generation of media. We’ve built a slate of essential brands, loved by the most diverse, engaged, and loyal audience on the Internet,” Peretti said. “With today’s announcement, we’re taking the next step in BuzzFeed’s evolution, bringing capital and additional experience to our business. I am thrilled to have Adam join our team as we work towards becoming the world’s preeminent digital media company.”

Peretti added, “the acquisition of Complex Networks will expand our reach into new audiences, complement our entertainment, news, and lifestyle brands, and open the door to even more revenue opportunities.”

Rothstein added, “We looked at a number of different media businesses but none had the kind of brands, digital assets or business model that BuzzFeed does and which we believe can achieve the kind of meaningful growth and returns for our investors. Jonah and his team have built an incredible business. They are resilient, smart, and innovative which will be important as we move ahead.”

As part of the transaction, Peretti and Rothstein also announced that BuzzFeed has entered into an agreement with Hearst and Verizon to acquire Complex Networks, a global youth entertainment company with massive reach through content and events spanning streetwear and style, food, music, sneakers, and sports. The $300 million acquisition - made up of $200 million in cash and $100 million of BuzzFeed equity - is expected to be completed simultaneously with the closing of BuzzFeed’s merger with 890, and is anticipated to immediately accelerate BuzzFeed’s revenue growth through synergies and monetization opportunities, and solidify BuzzFeed’s leadership as the preeminent youth digital media platform.

With this acquisition, BuzzFeed becomes even better-positioned to thrive in an age of media consolidation. BuzzFeed has a strong portfolio of brands in key categories: Complex Networks, encompassing streetwear and fashion, food, music, and pop culture; two Pulitzer-Prize winning newsrooms, BuzzFeed News and HuffPost; BuzzFeed Entertainment, the flagship entertainment brand that curates the Internet and culture, and brings joy to its audience with quizzes, lists, and more; and Tasty Lifestyle Brands, which includes the world's largest food network and several other lifestyle brands that help its audiences live better.

In the years ahead, BuzzFeed is positioned to continue to be home to the strongest brands and creators in media, standing up for the values of an increasingly diverse audience. Brands within BuzzFeed receive strong administrative support, a close partnership with BuzzFeed’s sales and commerce teams to power new revenue lines, and distribution across the broader BuzzFeed network. This has been made possible by a now-thriving diversified revenue model and a seamless technology platform built over the past several years. Brands and creative leaders within BuzzFeed maintain their independence, and are empowered to do their best work and reach the broadest possible audience. BuzzFeed believes that this model will attract the best digital media founders and CEOs, making BuzzFeed a place where the visionaries of our industry come together to build the future of media.

BuzzFeed investment highlights include:

●	Globally recognized iconic digital brands (BuzzFeed, Tasty, HuffPost, BuzzFeed News, Complex Networks) with massive reach and engagement
●	Modern media company platform built on technology and data designed to rapidly scale and monetize digital content
●	Demonstrated foundation for organic and acquisition-led growth
●	Accelerating sustainable and profitable growth
●	Positive net earnings from three distinct, complementary lines of business, and projected CAGR of 26% with growing EBITDA margin through 2024
●	Leading digital content platform with a highly engaged user base of Gen Z and Millennials that spends 806 million minutes per month across BuzzFeed properties, HuffPost, and Complex Network (Comscore, Oct. 2020)
●	Founder-led innovative management team with a track record of driving digital trends and adapting for the future

BuzzFeed was founded by Jonah Peretti in 2006 with a focus on building a new media business model for the Internet and social media world. BuzzFeed’s mission is to spread truth and joy, by creating content that entertains, informs, and helps people discover new products, experiences, and communities. BuzzFeed was born on the Internet, and is committed to making it a force for good. BuzzFeed content curates the Internet, and acts as an “inspiration engine” for its audience, driving both online and real-world action and transactions.

The company’s portfolio of iconic brands is synonymous with the Internet itself: BuzzFeed, BuzzFeed News, Tasty, HuffPost and following the transaction, Complex Networks. These brands reach a broad and diverse audience with significant cross-platform engagement. BuzzFeed has developed a scalable, repeatable, data-driven flywheel to ensure a steady flow of fresh and relevant content. BuzzFeed’s content is known for its unique perspective on contemporary culture, with distribution across a network of owned and operated sites and applications, as well as third-party platforms and social media channels.

BuzzFeed started as a lab in New York’s Chinatown, experimenting with ways the Internet was changing how content is consumed, distributed, interacted with, and shared. This pioneering work was followed by a period of explosive growth, and BuzzFeed became a household name. Over the last two years, the company evolved its business model. With innovation and discipline, BuzzFeed accelerated monetization by introducing new, diverse, and complementary revenue streams, including advertising, content, and commerce. BuzzFeed reached an inflection point in 2020, achieving profitability. The transactions announced today, including the Complex Networks acquisition, will enable the next phase of growth and opportunity for BuzzFeed.

Transaction Overview

The transaction has been approved by the boards of directors of both BuzzFeed and 890. The transaction is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including the approval of 890’s stockholders.

The transaction is expected to deliver approximately $288 million of cash held in 890’s trust account from its initial public offering in January 2021 (less any amounts used by 890 should any of its shareholders elect to redeem their shares of 890 in exchange for cash). The transaction is further supported by a $150 million convertible note financing from institutional investors led by Redwood Capital Management and including CrossingBridge Advisors, Cohanzick Management, and Silver Rock Financial.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by 890 today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

BofA Securities is acting as financial advisor to BuzzFeed on the combination with 890 and the acquisition of Complex Networks. Fenwick & West LLP is acting as legal counsel to BuzzFeed. Cowen is acting as financial advisor and capital markets advisor to 890. Craig-Hallum is also acting as a capital markets advisor to 890. BraunHagey & Borden LLP and Akin Gump Strauss Hauer & Feld LLP are serving as legal counsel to 890. Allen and Co. is acting as financial advisor and Reed Smith LLP is acting as legal counsel to Complex. Cowen, BofA Securities, and Craig-Hallum are acting as placement agents on the convertible note. Stroock & Stroock & Lavan LLP is acting as legal counsel to Redwood Capital Management.

About 890 5th Avenue Partners, Inc.

890 5th Avenue Partners, Inc. is a special purpose acquisition company that specializes in converging technology, media, and telecommunications opportunities. They are investment partners that focus on supporting companies’ strategic growth within the media and telecommunications industry, which is undergoing an unprecedented amount of disruption over an extraordinarily accelerated time frame. 890 5th Avenue Partners, Inc. is led by seasoned media veterans who are uniquely positioned to advise both legacy assets and emerging growth platforms to scale through strategic combinations.

About BuzzFeed

BuzzFeed is the world's leading tech-powered, diversified media company that reaches hundreds of millions globally through its cross-platform news and entertainment network. The company produces articles, lists, quizzes, videos, and original series; lifestyle content through brands including Tasty, the world's largest social food network; original reporting and investigative journalism through BuzzFeed News and HuffPost; an industry-leading affiliate business, strategic partnerships, licensing and product development through BuzzFeed Commerce; and original productions across broadcast, cable, SVOD, film and digital platforms for BuzzFeed Studios.

About Complex Networks

Complex Networks champions the people, brands, and new trends you need to know now, will obsess over next, and we build consumer universes around them. From pop culture and style (Complex), food entertainment (First We Feast), music discovery (Pigeons & Planes), sneaker news (Sole Collector) to our festival of cultural convergence (ComplexCon) — we're what a modern entertainment company looks like and what others have followed since 2002. Complex Networks creates and distributes programming with premium distributors, including Netflix, Hulu, Corus, TBS and truTV, Snap, Spotify, Tempo and Roku. Our content spans music to movies, sports to video games, fashion to food, and more. We reach a coveted 18- to 34-year-old male audience and are a Top 3 entertainment network for females 18 to 34 in the U.S., per Comscore.

About Redwood Capital Management, LLC

Redwood Capital Management, LLC is an alternative investments manager founded in 2000. Through its numerous investment vehicles, the firm focuses on opportunistic credit, direct lending and other special situation investments across a broad range of industries and geographies.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or 890’s or BuzzFeed’s future financial or operating performance. For example, statements about the expected timing of the completion of the Business Combination, the benefits of the Business Combination, the competitive environment, and the expected future performance (including future revenue, pro forma enterprise value, and cash balance) and market opportunities of BuzzFeed are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by 890 and its management, and BuzzFeed and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against 890, BuzzFeed, the combined company or others following the announcement of the Business Combination; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of 890 or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing standards at or following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of BuzzFeed as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably; continued market acceptance of, and traffic engagement with, BuzzFeed’s content; expectations, beliefs and objectives for future operations; BuzzFeed’s ability to further attract, retain, and increase its traffic; BuzzFeed’s ability to expand existing business lines, develop new revenue opportunities, and bring them to market in a timely manner; BuzzFeed’s expectations concerning relationships with strategic partners and other third parties; BuzzFeed’s ability to maintain, protect and enhance its intellectual property; future acquisitions or investments in complementary companies, content or technologies; BuzzFeed’s ability to attract and retain qualified employees; the proceeds of the Business Combination and BuzzFeed’s expected cash runway; demand for products and services; technological developments and other potential effects of the Business Combination on BuzzFeed; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations, including revised foreign content and ownership regulations; (10) changes in national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of BuzzFeed’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives; government regulation; (11) poor quality broadband infrastructure in certain markets; (12) the possibility that BuzzFeed or the combined company may be adversely affected by other economic, business and/or competitive factors; and (13) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in 890’s Registration Statement on Form S-1 (File No. 333-251650), as amended by the section entitled “Risk Factors” in 890’s Quarterly Report on Form 10-Q for the quarterly period ended March 31,2021, as filed by 890 with the SEC, and additional risks and uncertainties set forth in other filings with the SEC, including a Registration Statement on Form S-4 to be filed by 890 with the SEC in connection with the Business Combination.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither 890 nor BuzzFeed undertakes any duty to update these forward-looking statements.

Important Information and Where to Find it

890 intends to file with the SEC a Registration Statement on Form S-4 (as may be amended from time to time, the “Registration Statement”), which will include a preliminary proxy statement/prospectus of 890, in connection with the Business Combination. After the Registration Statement is declared effective, 890 will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. 890’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, and definitive proxy statement/prospectus in connection with 890’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination because the proxy statement/prospectus will contain important information about 890, BuzzFeed and the Business Combination. The definitive proxy statement/prospectus will be mailed to stockholders of 890 as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the Registration Statement on Form S-4 and the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by 890 may be obtained free of charge from 890 at https://www.890fifthavenue.com/#investor-relations.

Alternatively, these documents, when available, can be obtained free of charge by directing a request to: 890 5th Avenue Partners, Inc., 14 Elm Place, Suite 206, Rye, New York 10580. 890 urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about 890, BuzzFeed, and the Business Combination.

Participants in the Solicitation

890, BuzzFeed and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of 890’s stockholders in connection with the Business Combination. To the extent that holdings of 890’s securities have changed since the amounts disclosed in 890’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of 890’s directors and officers in 890’s filings with the SEC, including the Registration Statement to be filed with the SEC by 890, and such information and names of BuzzFeed’s directors and executive officers will also be in the Registration Statement on Form S-4 to be filed with the SEC by 890, which will include the proxy statement of 890 for the Business Combination.

Disclaimer; Non-Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Contacts Investors:

For 890 5th Avenue Partners, Inc.: Chris Buffone, chris@890fifthavenue.com

For BuzzFeed: Lana Adair, The Blueshirt Group investors@buzzfeed.com

Media:

Carole Robinson (BuzzFeed) carole.robinson@buzzfeed.com

Matt Mittenthal (BuzzFeed) matt.mittenthal@buzzfeed.com

General Media inquiries: pr@buzzfeed.com